Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-261462

Supplement Dated February 17, 2023

To Prospectus Supplement Dated February 18, 2022

(To Prospectus Dated December 2, 2021)

$500,000,000

Common Stock

This supplement supplements the prospectus supplement, dated February 18, 2022, relating to shares of our common stock, par value $0.01 per share, or our common stock, offered by this supplement, the prospectus supplement and the accompanying prospectus, pursuant to an “at the market” offering program. In accordance with the terms of the separate distribution agency agreements with the sales agents named therein, each dated February 18, 2022, we may offer and sell shares of our common stock having an aggregate offering price of up to $500,000,000 from time to time through the sales agents and any additional agents appointed under separate distribution agency agreements in the future. Sales of our common stock, if any, under this supplement, the prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings, as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. This supplement should be read in conjunction with the prospectus supplement and the accompanying prospectus.

This supplement is being filed to reflect the amendment of the separate distribution agency agreements, each dated February 18, 2022, with JMP Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC to include J.P. Morgan Securities LLC and UBS Securities LLC as additional sales agent, and the entry into separate distribution agency agreements with J.P. Morgan Securities LLC and UBS Securities LLC as additional sales agents. Accordingly, each reference to the term “sales agent” or “sales agent” in the prospectus supplement is hereby amended to include J.P. Morgan Securities LLC and UBS Securities LLC.

As of the date of this supplement, we have not issued any shares of our common stock through the distribution agency agreements.

JMP Securities	Credit Suisse	Goldman Sachs & Co. LLC	J.P. Morgan
A CITIZENS COMPANY

Morgan Stanley	RBC Capital Markets	UBS Investment Bank